NEWS RELEASE CONTACTS: Meghan Cox Manager, External Communications T – (412) 433-6777 E –mmcox@uss.com FOR IMMEDIATE RELEASE U. S. STEEL SENIOR VICE PRESIDENT – CHIEF COMMERCIAL & TECHNOLOGY OFFICER, TUBULAR AND MINING SOLUTIONS DOUGLAS R. MATTHEWS TO RETIRE AFTER 33 YEARS OF SERVICE PITTSBURGH, September 25, 2020- United States Steel Corporation (NYSE: X) today announced that Douglas R. Matthews, Senior Vice President – Chief Commercial & Technology Officer, Tubular and Mining Solutions has informed the company of his intention to retire in January 2021, after 33 years of service with the company. “Doug Matthews has played an essential role in revitalizing U. S. Steel and helping us realize our best of both strategy,” said U. S. Steel President and Chief Executive Officer David B. Burritt. “During his career, Doug has held responsibility for operational and commercial activities in most aspects of our business. We are grateful for his leadership, having given 33 years of dedicated and loyal service to U. S. Steel, and countless contributions to the company’s success.” “As executive sponsor of our LEAD employee resource group, Doug has been a leading advocate for inclusion and diversity at U. S. Steel. That’s why we are establishing the United States Steel Douglas R. Matthews Educational Equity Scholarship at his alma mater, Pennsylvania State University, in appreciation for his many contributions to the company. We hope this will help the next generation to develop into leaders of his caliber.” Doug Matthews began his career with U. S. Steel in 1988 at the Edgar Thomson Plant, Mon Valley Works’ steelmaking facility near Pittsburgh, Pa. He progressed through increasingly responsible ©2020 U. S. Steel. All Rights Reserved www.ussteel.com

NEWS RELEASE management responsibilities in the operations of the company, leading to his appointment as Vice President and General Director of the former U. S. Steel Serbia, d.o.o. in 2006. In 2007, he was named President and General Manager of U. S. Steel Canada. Matthews was elected vice president – tubular operations and president – U. S. Steel Tubular Products in 2009. In 2013, he assumed the role of senior vice president – North American flat-rolled operations, where he oversaw all flat-rolled operations including mining, sales, marketing, and supply chain functions. In 2016, he was named senior vice president – Industrial, Service Center and Mining Solutions. Matthews assumed his current role in January 2020. -oOo- 2020-034 Founded in 1901, the United States Steel Corporation is a Fortune 250 company and leading integrated steel producer. With extensive iron ore production and an annual raw steelmaking capability of 22 million net tons, U. S. Steel produces high value-added steel products for the automotive, infrastructure, appliance, container, and energy industries. The company’s “best of both” integrated and mini-mill technology strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With renewed emphasis on innovation and customer focus, the company produces cutting-edge products such as U. S. Steel’s proprietary XG3™ advanced high-strength steel. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world-class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com. Source: United States Steel Corporation ©2020 U. S. Steel. All Rights Reserved www.ussteel.com